Filed pursuant to Rule 433

Registration Statement No. 333-284693

Issuer Free Writing Prospectus dated March 3, 2025

Relating to Preliminary Prospectus Supplement dated March 3, 2025

$1,500,000,000

Pricing Term Sheet

$450,000,000 Floating Rate Notes due 2028 (the “2028 Floating Rate Notes”)

$450,000,000 4.450% Notes due 2028 (the “2028 Notes”)

$600,000,000 5.100% Notes due 2035 (the “2035 Notes”)

Issuer:	PayPal Holdings, Inc. (the “Company”)

Trade Date:	March 3, 2025

Settlement Date:	March 6, 2025 (T+3)**

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Anticipated Ratings:*	A3 (Moody’s Investors Service, Inc.) A- (Standard & Poor’s Ratings Services) A- (Fitch, Inc.)

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

Oversea-Chinese Banking Corporation Limited***

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

Standard Chartered Bank****

TD Securities (USA) LLC

Academy Securities, Inc.

R. Seelaus & Co., LLC

Loop Capital Markets LLC

Independence Point Securities LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Security:	Senior unsecured notes

Floating Rate Notes due 2028

Principal Amount:	$450,000,000

Maturity Date:	March 6, 2028

Coupon:	Compounded SOFR (as defined under “Description of the Notes—Maturity and Interest—Floating Rate Notes” in the preliminary prospectus supplement dated March 3, 2025), reset quarterly, plus 0.670% per year

Price to Public:	100.000% of the principal amount

Floating Rate Interest Payment Dates:	Quarterly in arrears on each March 6, June 6, September 6 and December 6, commencing June 6, 2025

Day Count Convention:	Actual/360

Calculation Agent:	Computershare Trust Company, N.A.

Interest Reset Dates:	The first day of each interest period other than the initial interest period

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on June 4, 2025, plus 67 basis points

Interest Payment Determination Date:	Two U.S. Government Securities Business Days before each floating rate interest payment date (or in the final interest period, before the applicable maturity date)

Interest Period:	The period commencing on the applicable floating rate interest payment date (or, in the case of the initial interest period, commencing on the settlement date) to, but excluding, the next succeeding floating rate interest payment date, and in the case of the last such interest period, from, and including, the floating rate interest payment date immediately preceding the maturity date for the floating rate notes to, but excluding, such maturity date

Observation Period:	The period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the floating rate interest payment date for such interest period (or in the final interest period, preceding the applicable maturity date); provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the floating rate notes to, but excluding, the two U.S. Government Securities Business Days preceding the first floating rate interest payment date

Optional Redemption:	PayPal Holdings, Inc. may not redeem the 2028 Floating Rate Notes prior to maturity

CUSIP / ISIN:	70450YAR4 / US70450YAR45

Net Proceeds Before Expenses:	$448,875,000

$450,000,000 4.450% Notes due 2028 (the “2028 Notes”)

$600,000,000 5.100% Notes due 2035 (the “2035 Notes”)

Principal Amount:	$450,000,000 of 2028 Notes $600,000,000 of 2035 Notes

Maturity Date:	March 6, 2028 for the 2028 Notes April 1, 2035 for the 2035 Notes

Coupon (Interest Rate):	4.450% per annum for the 2028 Notes 5.100% per annum for the 2035 Notes

Interest Payment Dates:	Semi-annually each March 6 and September 6, commencing September 6, 2025 for the 2028 Notes Semi-annually each April 1 and October 1, commencing October 1, 2025 for the 2035 Notes

Day Count Convention:	30/360

Price to Public:	99.956% for the 2028 Notes 99.972% for the 2035 Notes

Benchmark Treasury:	4.250% due February 15, 2028 for the 2028 Notes 4.625% due February 15, 2035 for the 2035 Notes

Benchmark Treasury Price/Yield:	100-25 / 3.966% for the 2028 Notes 103-18 / 4.183% for the 2035 Notes

Spread to Benchmark Treasury:	50 basis points for the 2028 Notes 92 basis points for the 2035 Notes

Yield to Maturity:	4.466% for the 2028 Notes 5.103% for the 2035 Notes

Make-Whole Call:

2028 Notes: At any time prior to February 6, 2028, at a discount rate of Treasury plus 10 basis points

2035 Notes: At any time prior to January 1, 2035, at a discount rate of Treasury plus 15 basis points

Par Call:	At any time on and after February 6, 2028 (one month prior to the maturity date of the 2028 Notes) At any time on and after January 1, 2035 (three months prior to the maturity date of the 2035 Notes)

CUSIP/ISIN:	70450YAS2 / US70450YAS28 for the 2028 Notes 70450YAT0 / US70450YAT01 for the 2035 Notes

Net Proceeds Before Expenses:	$448,677,000 for the 2028 Notes $597,132,000 for the 2035 Notes

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date should consult their own advisors.

***

Oversea-Chinese Banking Corporation Limited (“OCBC”) is restricted in its securities dealings in the United States and OCBC will not offer and sell notes in the United States. OCBC will not agree to procure, or procure, purchasers to purchase notes that are offered or sold in the United States. OCBC shall offer and sell the Securities constituting part of its allotment solely outside the United States.

****	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: BofA Securities, Inc. at 1-800-294-1322; Goldman Sachs & Co. LLC at 1-866-471-2526; J.P. Morgan Securities LLC at 1-212-834-4533; or Morgan Stanley & Co. LLC at 1-212-507-8999.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.